UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 20, 2018 (August 17, 2018)

KEY ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08038	04-2648081
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 McKinney Street, Suite 1800

Houston, Texas 77010

(Address of principal executive offices and Zip Code)

713-651-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2018, Key Energy Services, Inc. (the “Company”) announced that the Board of Directors (the “Board”) appointed Robert Saltiel as President, Chief Executive Officer and director of the Company, each effective as of August 20, 2018. Robert Drummond resigned as a director of the Company concurrent with Mr. Saltiel’s appointment as director.

Biographical Background

Mr. Saltiel, age 55, most recently served as President, Chief Executive Officer and director of Atwood Oceanics, a publicly-traded offshore drilling contractor headquartered in Houston, Texas, from 2009 until Atwood Oceanics’ sale to Ensco plc in October of 2017. Prior to that, Mr. Saltiel served in various senior management roles, including Chief Operating Officer, at Transocean Ltd. Mr. Saltiel holds a BSE in Chemical Engineering from Princeton University and an MBA from Northwestern University.

Mr. Saltiel will not be deemed independent and is not currently expected to serve on any of the Board’s committees. Mr. Saltiel has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company, and he is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Agreement with Mr. Saltiel

On August 17, 2018, the Company entered into an employment agreement with Mr. Saltiel (the “Employment Agreement”) establishing his compensation as President and Chief Executive Officer. Under the Employment Agreement, Mr. Saltiel’s initial compensation will consist of an annual base salary of $750,000, an annual incentive award target of 100% of base salary (which for 2018 will be paid based on target performance and prorated for the portion of the year during which he is employed by the Company), an annual long-term incentive award of $1.25 million in the form of time-vesting restricted stock units (“RSUs”) that vest over 3 years and a special sign-on award of $2 million in the form of time-vesting RSUs that vest over 3 years. The 2018 long-term incentive award and sign-on award were granted on August 20, 2018 on the form of time-vested restricted stock unit award agreement (the “RSU Award Agreement”) included in the Employment Agreement. Beginning in 2019, Mr. Saltiel’s annual base salary will increase to $800,000. Mr. Saltiel’s annual long-term incentive award target will be no less than $3.5 million for 2019 and no less than $3.75 million thereafter, and such annual long-term incentive awards will be in the form of RSUs (with at least 50% of the RSUs subject to time-based vesting and the remaining RSUs subject to performance-based vesting).

Mr. Saltiel will be entitled to cash severance equal to two times the sum of his base salary plus target annual incentive award upon a termination by the Company without “Cause” (as defined in the Employment Agreement), or enhanced cash severance equal to three times the sum of his base salary plus target annual incentive award upon a termination by the Company without “Cause” or a termination by Mr. Saltiel for “Good Reason” (as defined in the Employment Agreement), in each case within 2 years following a “Change in Control” (as defined in the Employment Agreement). Mr. Saltiel’s time-vesting equity awards, including his sign-on RSUs, will vest upon a termination by the Company without “Cause,” and his special sign-on RSUs will vest upon a termination by Mr. Saltiel for “Good Reason” within 2 years following a “Change in Control.”

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement and the RSU Award Agreement, copies of which are filed hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On August 19, 2018, the Company issued a press release announcing Mr. Saltiel’s appointment as President, Chief Executive Officer and director of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Employment Agreement between Key Energy Services, Inc. and Robert Saltiel, dated August 17, 2018.

10.2	Form of Time-Vested Restricted Stock Unit Award Agreement

99.1	Press Release of Key Energy Services, Inc., issued August 19, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Date: August 20, 2018	By:	/s/ Katherine I. Hargis
Katherine I. Hargis
Senior Vice President, General Counsel & Corporate Secretary